UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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POOL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POOL CORPORATION
_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2009 annual meeting of stockholders (the Annual Meeting) of Pool Corporation (the Company, we, us or our)  will be held on Tuesday, May 5, 2009, at 9:00 a.m., Central Time, at the Omni Royal Orleans Hotel, 621 St. Louis Street, New Orleans, Louisiana 70140.

At the Annual Meeting, you will be asked to:

1.	elect the directors named in the attached proxy statement to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified;

2.	approve an amendment to the Company’s 2007 Long-Term Incentive Plan to increase:

(i)	the maximum total number of shares of the Company’s Common Stock authorized for issuance from 1,515,000 to 5,415,000 shares;

(ii)	within that total maximum, the maximum number of shares that may be issued as restricted stock from 100,000 to 1,300,000; and

(iii)	the maximum number of shares of Common Stock that may be granted to one individual during a calendar year from 200,000 to 400,000 shares;

3.	ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2009 fiscal year; and

4.	consider any other business which may properly arise at the Annual Meeting.

The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Pool Corporation.

The Board of Directors has set March 13, 2009 as the record date for the Annual Meeting.  This means that only record owners of the Company’s common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

                                    By Order of the Board of Directors,

                                    Jennifer M. Neil
                                    Corporate Secretary

Covington, Louisiana
March 27, 2009

We urge each stockholder to promptly sign and return the enclosed proxy card or if applicable, to use telephone or internet voting.  See “Frequently Asked Questions Regarding Attendance and Voting” for information about voting by telephone or internet.

POOL CORPORATION

109 Northpark Boulevard
Covington, Louisiana 70433

PROXY STATEMENT

Frequently Asked Questions Regarding Attendance and Voting

Q:  Why am I receiving these materials?

A:  The Board of Directors (the Board) of Pool Corporation (the Company, we, us or our) is providing these proxy materials to you in connection with its solicitation of proxies for use at the 2009 annual meeting of our stockholders (the Annual Meeting). Stockholders at the close of business on March 13, 2009, the record date, are entitled to vote at the Annual Meeting.

Q:  Who may vote?

A:  With respect to the election of directors, each stockholder is entitled to one vote for every share of common stock owned on the record date for each position to be filled.  For all other matters, each stockholder is entitled to one vote on each matter presented for each share of our common stock owned on the record date. On March 13, 2009, there were approximately 48,358,089 shares of our common stock, $0.001 par value, outstanding.  This Proxy Statement is being mailed to stockholders on or about March 27, 2009.

Q:  When and where will the Annual Meeting be held?

A:  The Annual Meeting will be held on Tuesday, May 5, 2009, at 9:00 a.m., Central Time, at the Omni Royal Orleans Hotel, 621 St. Louis Street, New Orleans, Louisiana 70140.

Q: How may I obtain directions to the Annual Meeting?

A: To obtain directions to the Annual Meeting, you may contact Investor Relations at (985) 892-5521.

Q:  What proposals will be voted upon at the Annual Meeting?

A:  There are three proposals scheduled to be voted upon at the Annual Meeting: (1) elect eight directors to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified; (2) approve an amendment to our 2007 Long-Term Incentive Plan (2007 LTIP) to (i) increase the maximum total number of shares of our common stock authorized for issuance from 1,515,000 to 5,415,000 shares, (ii) within that total maximum, increase the maximum number of shares that may be issued as restricted stock from 100,000 to 1,300,000, and (iii) increase the maximum number of shares of Common Stock that may be granted to one individual during a calendar year from 200,000 to 400,000 (the 2007 LTIP Amendment); and (3) ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year.  In addition, such other business as may properly come before the Annual Meeting will be considered and voted upon.

Q:  How do I vote?

A:  If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card.  You can also vote by telephone or the internet.  Voting instructions are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record.  The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the Annual Meeting, you can, of course, vote in person.  If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Q:  How many votes must be represented to hold the Annual Meeting?

A:  In order to carry on the business of the Annual Meeting, a quorum must be present.  This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person.  If you submit your proxy instructions or if you attend the Annual Meeting in person, your shares will be counted for the purpose of determining a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting.

Q:  How many votes will be required to elect the directors, to amend the 2007 Long-Term Incentive Plan and to ratify the independent registered public accounting firm?

A:  A plurality of the shares voting is required to elect the directors.  This means that the nominees who receive the most votes will be elected.  In counting votes on the election of directors, only votes “for” or “withheld” affect the outcome.

Amendment of the 2007 LTIP and ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009 will each require the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote.

Q:  Could other matters be decided at the Annual Meeting?

A:  We are not aware of any matters to be presented other than those described in this Proxy Statement.  However, if any other matters properly arise at the Annual Meeting, the proxy holders designated on the proxy card will vote your proxy as recommended by the Board.

Q:  What happens if I withhold my vote or I vote to abstain?

A:  In the election of directors, you can vote for the eight directors standing for election or you can indicate that you are withholding your vote for any or all of the nominees.  An abstention will have no effect on the outcome of the proposal to elect directors.

Regarding the proposals to amend the 2007 LTIP and to ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for fiscal year 2009, you may vote for or against each proposal or you may abstain from voting.  An abstention will have the same effect as a vote against the proposal.

Q:  What if I do not indicate my vote for one or more of the matters on my proxy card?

A:  If you execute and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board.  This means that unless your proxy is otherwise marked, properly executed proxies will be voted in favor of the election of each of the director nominees, amendment of the 2007 LTIP and the ratification of the independent registered public accounting firm for fiscal year 2009.

Q:  What happens if I do not vote my proxy?

A: If you are a holder of record and do not vote shares held in your name, those shares will not be voted.

If you are a street name holder and do not provide voting instructions to your broker, your shares may be voted on any matter your broker has discretionary authority to vote.  Brokers generally have discretionary authority to vote on “routine” matters, but not on “non-routine” matters.  Generally, the election of directors and ratification of the appointment of the independent registered public accounting firm are considered routine matters.  An amendment to an equity compensation plan increasing the maximum number of shares authorized for issuance under the plan is considered a “non-routine matter”.  On any matter for which your broker does not vote on your behalf, the shares will be treated as “broker non-votes”.

Q: What are broker non-votes and what effect do they have on the proposals?

A:  Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote the shares on the proposal.  Broker non-votes will be treated as not present and not cast for purposes of determining a quorum and with respect to all matters brought before the Annual Meeting.  Accordingly, broker non-votes will have no effect on the election of directors, amendment of the 2007 LTIP or the ratification of the independent registered accounting firm for fiscal year 2009.

Q:  Can I change or revoke my vote?

A:  Yes.  To change or revoke your vote at any time before the shares are voted at the Annual Meeting, you must either:

a)	mail (i) a new proxy card with a later date or (ii) a written revocation addressed to:

     Pool Corporation
     Jennifer M. Neil, Corporate Secretary
     109 Northpark Boulevard
     Covington, LA 70433-5001

    or

b)	attend the Annual Meeting and vote in person.

Q:  Who will pay the expenses incurred in connection with the solicitation of my vote?

A: We pay the cost of preparing proxy materials and soliciting your vote.  We will, upon request, reimburse brokers and other nominees for the cost of mailing materials to beneficial owners.  Some of our employees, who will receive no additional compensation, may solicit proxies by telephone, facsimile or electronic mail.  We also pay all Annual Meeting expenses.

Q: What happens if the Annual Meeting is postponed or adjourned?

A:  Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned Annual Meeting.  You will still be able to change or revoke your proxy at any time until it is voted.

Q: How can stockholders present proposals for inclusion in our proxy materials relating to our 2010 annual meeting?

A:  In order to be considered for inclusion in the proxy materials related to our 2010 annual meeting of stockholders, we must receive stockholders proposals no later than November 27, 2009.  If such proposal is timely received, is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act), and complies with our Bylaws, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

Our Bylaws are filed with the SEC, and stockholders should refer to the Bylaws for a complete description of the requirements.  Any stockholders who wish to nominate a director or present a proposal before the 2010 annual meeting must notify the Secretary of the Company no earlier than June 30, 2009, and no later than November 27, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 5, 2009.  The Company’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2008 are available at http://www.poolcorp.com/investors.

ELECTION OF DIRECTORS
(Proposal 1)

General

Our Bylaws, as amended, provide that the size of our Board shall be fixed from time to time by resolution of the Board and vacancies on the Board may be filled by a majority of the directors then in office.

At the Annual Meeting, eight directors will be elected to serve a one-year term.  Each of the nominees has indicated his intention to serve if elected.  Should any of the director nominees be unable to take office at the Annual Meeting, your shares will be voted in favor of another person or other persons nominated by the Board.  Each director will hold office until his successor has been elected and qualified or until the director’s earlier resignation or removal.

Information about Our Directors

The following information sets forth, as of February 13, 2009, certain information about our directors, all of whom have been nominated for re-election to our Board.  Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Name and age
Wilson B. Sexton (72)	▪ Chairman and director since 1993 ▪ Our Chief Executive Officer from 1999 to 2001 ▪ Director of Beacon Roofing Supply, Inc. and Houston Wire and Cable Company
Andrew W. Code (50)	▪ Director since 1993 ▪ Partner of Code, Hennessy & Simmons, LLC, a Chicago-based private equity firm ▪ Director of The Hillman Companies, Inc.
James J. Gaffney (68)
▪ Director since 1998
▪ Chairman of Imperial Sugar Company, and director of Beacon Roofing Supply, Inc., and Armstrong World Industries
▪ From 1997 to 2003, vice chairman of Viking Pacific Holdings, Ltd., chairman of Vermont Investments, Ltd. and provided consulting services to GS Partners II, L.P. and other affiliated investment funds

George T. Haymaker, Jr. (71)
▪ Director since 2004
▪ Director of Hayes Lemmerz International, Inc.
▪ From 2000 to 2007, non-executive chairman of Safelite Group, Inc., and from 2001 to 2006, chairman of Kaiser Aluminum Corporation

Manuel J. Perez de la Mesa (51)	▪ Director since 2001 ▪ Our Chief Executive Officer since 2001 ▪ Our President since 1999 ▪ Our Chief Operating Officer from 1999 to 2001 ▪ Director of American Reprographics Company

Name and age
Harlan F. Seymour (59)	▪ Director since 2003 ▪ Chairman of ACI Worldwide, Inc. (ACI) ▪ From 2001 to 2007, conducted personal investments and business advisory services through HFS LLC
Robert C. Sledd (56)
▪ Director since 1996
▪ Chairman of Performance Food Group Company (PFG), a foodservice distribution company, from 1995 to 2008 and director from 1987 to 2008
▪ Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006
▪ Director of Owens and Minor Inc.

John E. Stokely (56)	▪ Director since 2000 ▪ Our Lead Independent Director ▪ Director of Imperial Sugar Company and ACI ▪ From 1996 to 1999, President, Chief Executive Officer and Chairman of Richfood Holdings, Inc.

The Board of Directors unanimously recommends that the stockholders vote FOR the election of the nominees.

Information about Our Executive Officers

The following table presents, as of February 13, 2009, certain information about our 2008 executive officers (other than Mr. Perez de la Mesa who appears in the preceding table).  We expect that each of these officers will remain in his or her current position following the Annual Meeting.

Name and age	Positions and recent business experience
A. David Cook (53)	Group Vice President ▪ Group Vice President since 2007 ▪ Vice President from 1997 to 2007 ▪ Director of National Sales Development of our principal operating subsidiary from 1993 to 1997
Mark W. Joslin (49)
Vice President, Chief Financial Officer
▪ Vice President, Chief Financial Officer since 200
▪ Vice President of Corporate Development of Eastman Chemical Company (Eastman) from 2002 to 2004
▪ Vice President and Controller of Eastman from 1999 to 2002

Stephen C. Nelson (62)	Vice President ▪ Vice President since 2002 ▪ General Manager from 1998 to 2006
Kenneth G. St. Romain (46)	Group Vice President ▪ Group Vice President since 2007 ▪ General Manager from 2001 to 2007 ▪ Regional Manager from 1987 to 2001
Jennifer M. Neil (35)	General Counsel, Secretary ▪ General Counsel since 2003 ▪ Secretary since 2005
Melanie M. Housey (36)
Corporate Controller, Principal Accounting Officer
▪ Corporate Controller since 2007
▪ Principal Accounting Officer since 2008
▪ Ernst & Young LLP, Manager from 1999 to 2002 and Senior Manager from 2002 to 2006

Other Information about the Board of Directors

Director Attendance at Meetings

Our Board held nine meetings in the 2008 fiscal year.  As stated in our Corporate Governance Guidelines, we expect directors to attend all Board meetings and meetings of the Board committees on which they serve.  In the 2008 fiscal year, each of our directors attended 75% or more of both the total number of Board meetings and the meetings of the Board committees on which he served.  We encourage each member of our Board to attend the Annual Meeting.  All of our directors attended the 2008 Annual Meeting.

Director Independence

To be considered independent under the NASDAQ Marketplace Rules, directors must be free from any relationship with management or the Company, which, in the opinion of the Board, would interfere with the exercise of independent judgment.  The Board has determined that each member of the Board, other than Mr. Perez de la Mesa and Mr. Sexton, meets the definition of an independent director as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.  The Board’s independent directors regularly meet in executive session (without management present) at each Board and committee meeting.

Lead Independent Director

The Lead Independent Director is elected by the Board.  The responsibilities of this position include the following:

(i)	preside at any meetings of the Board’s independent directors;

(ii)	assign tasks to the Board’s committees; and

(iii)	perform such other functions as the Board may direct, including recommending agenda items for Board meetings.

Mr. John E. Stokely currently serves as the Board’s Lead Independent Director.

Access to Management and Employees

Directors have full and unrestricted access to our management and employees.  Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations within their areas of responsibility.

Communications with the Board

Stockholders and other interested parties may communicate with the members of our Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at 109 Northpark Boulevard, Covington, Louisiana 70433.  Communications are distributed to the Board, or to a specific member of the Board, as appropriate, depending on the facts and circumstances outlined in the communication.  In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as junk mail, mass mailings, resumes and other forms of job inquiries and business solicitations or advertisements.  In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable may be excluded.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors.  Our Code of Business Conduct and Ethics is posted on our website at www.poolcorp.com and can also be obtained free of charge by sending a request to our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433.  Pursuant to Regulation S-K of the Securities Act, we intend to satisfy the disclosure requirement regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website.

Board Committees

Board committees work on key issues in greater detail than would be possible at full Board meetings.  The Board has appointed four standing committees:  the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee.  These Board committees consist entirely of independent directors and operate under written charters, which set forth the committees’ authorities and responsibilities.  Written charters are posted on our website at www.poolcorp.com.

The following table shows the membership of each of our Board committees and the number of meetings each committee held during the 2008 fiscal year.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Andrew W. Code		√
James J. Gaffney	√		Chair
George T. Haymaker		Chair
Harlan F. Seymour	√		√	√
Robert C. Sledd	√	√
John E. Stokely	Chair		√
2008 meetings	9	4	2	4

A brief description of our Board committees and certain of their principal functions are outlined in the following sections.  These descriptions are qualified in their entirety by the full text of the Board committee charters.

Audit Committee

The Audit Committee assists the Board in monitoring:

▪	management’s process for ensuring the integrity of our financial statements;

▪	the independent registered public accounting firm’s qualifications and independence;

▪	the performance of our internal audit function and independent registered public accounting firm; and

▪	management’s process for ensuring our compliance with legal and regulatory requirements.

The Board has determined that each Audit Committee member meets the requirements for independence, experience and expertise, including financial literacy, as set forth in the applicable SEC and NASDAQ rules.  The Board has further determined that Mr. Stokely, Mr. Gaffney and Mr. Sledd are “financial experts” as defined in the SEC rules.

Compensation Committee

The Compensation Committee makes recommendations to the Board regarding the compensation of our officers and our compensation policies and practices.  From time to time, the Compensation Committee engages an outside compensation consultant to provide an independent analysis of our executive and director compensation programs.  The Compensation Committee retained Lyons, Benenson & Company, Inc. (Lyons) to review and advise on the composition of our 2008 peer group and our senior management compensation structure.  Lyons does not provide us with any other consulting services.  For more information regarding the processes used by the Compensation Committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary purpose is to provide oversight on a broad range of issues surrounding the composition of the Board, including:

▪	identifying individuals qualified to become Board members;

▪	recommending to the Board director nominees for the next annual meeting of stockholders;

▪	assisting the Board in committee member selection;

▪	evaluating the overall effectiveness of the Board and committees of the Board; and

▪	reviewing and considering corporate governance practices.

The Nominating and Corporate Governance Committee has the authority to recommend to the Board candidates for Board membership.  Stockholders may also make recommendations for director nominations by sending a letter to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433.  Stockholders making nominations must also comply with the notice procedures set forth in our Bylaws, as amended.

When identifying, evaluating and considering potential candidates for membership on our Board, including those recommended or nominated by stockholders, the Nominating and Corporate Governance Committee considers such things as the following:

▪	relevant educational, business and industry experience;

▪	demonstrated character and judgment;

▪	whether the nominee is independent for NASDAQ purposes; and

▪
for incumbent directors whose terms are set to expire, the director’s overall service to us during his term, including the number of meetings attended, level of participation and quality of performance.

Strategic Planning Committee

The Strategic Planning Committee assists senior management in the analysis and preparation of our strategic plan, and then reports and makes recommendations regarding our strategic plan to the Board.  Our strategic planning process involves defining the Company’s strategy and making decisions on allocating resources, including capital and people, to pursue this strategy.  Our strategic plan incorporates specific goals for growth and business development over the next three to five years, which we update and review with the Board periodically.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, George T. Haymaker, Jr., Andrew W. Code and Robert C. Sledd served on the Compensation Committee and none of them served at any time as officers or employees of the Company or any of its subsidiaries.  None of our executive officers served in the last fiscal year as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

PRINCIPAL STOCKHOLDERS

In accordance with Rule 13d-3 under the Exchange Act, the table below sets forth, as of February 17, 2009, certain information regarding beneficial ownership of Common Stock by (i) each of the executive officers listed in the Summary Compensation Table included in “Executive Compensation” (Named Executive Officers), (ii) each of our directors, (iii) all of our directors and executive officers as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.  Based on information furnished to us by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Outstanding Common Stock
Wilson B. Sexton	812,573	(1)	2%
Andrew W. Code	182,983	(2)	*
James J. Gaffney	88,344	(3)	*
George T. Haymaker, Jr.	38,594	(4)	*
Manuel J. Perez de la Mesa	1,372,905	(5)	3%
Robert C. Sledd	246,322	(6)	*
John E. Stokely	103,233	(7)	*
Harlan F. Seymour	52,045	(8)	*
A. David Cook	245,571	(9)	*
Mark W. Joslin	18,539		*
Stephen C. Nelson	107,227	(10)	*
Kenneth G. St. Romain	156,127	(11)	*
Baillie Gifford & Co.	6,663,423	(12)	14%
Barclays Global Investors, NA	3,107,476	(13)	7%
Columbia Wanger Asset Management, L.P.	3,854,000	(14)	8%
T. Rowe Price Associates, Inc.	3,046,079	(15)	7%
TimesSquare Capital Management, LLC	3,671,645	(16)	8%
Wellington Management Company, LLP	3,402,964	(17)	7%
All executive officers and directors as a group (14 persons)	3,428,844	(18)	7%

*           Less than one percent.

1.
Includes (i) 102,750 shares that may be acquired upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009 all of which are held by a trust for which Mr. Sexton serves as trustee for the benefit of his children; (ii) 35,000 shares held directly by a charitable foundation over which Mr. Sexton has voting and investment power with respect to such shares; and (iii) 673,402 shares held by a trust for which Mr. Sexton serves as trustee for the benefit of his children.  Also includes 309,414 shares that are pledged as security.

2.
Includes (i) 14,167 shares that Mr. Code has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009; (ii) 62,231 shares held directly by a charitable foundation of which Mr. Code is a director, president and the sole member (although neither Mr. Code nor any members of his immediate family have a pecuniary interest in such shares); (iii) 3,415 shares held by Mr. Code’s son; and (iv) 3,170 shares held by CHS Management Limited Partnership, of which Mr. Code is a partner.

3.
Includes 38,875 shares that Mr. Gaffney has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009.

4.
Includes 29,750 shares that Mr. Haymaker has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009.

5.
Includes 821,250 shares that Mr. Perez de la Mesa has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009.  Also includes 14,030 shares beneficially owned by Mr. Perez de la Mesa’s wife and children and 501,619 shares held by an irrevocable trust for which Mr. Perez de la Mesa is the beneficiary and has voting power.

6.
Includes 133,661 shares that Mr. Sledd has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009.  Also includes 112,661 shares that are pledged as security.

7.
Includes 96,688 shares that Mr. Stokely has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009.

8.
Includes 48,875 shares that Mr. Seymour has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009.

9.
Includes 141,000 shares that Mr. Cook has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009.  Also includes 76,177 shares that are pledged as security and 1,701 shares beneficially owned by Mr. Cook’s wife.

10.
Includes (i) 86,531 shares that Mr. Nelson has the right to acquire upon exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009; (ii) 500 shares held by Mr. Nelson’s daughter; (iii) 84 shares held by Mr. Nelson’s grandson; (iv) 500 shares which are held by a family trust over which Mr. Nelson serves as co-trustee; and (v) 9,437 shares held by a family trust, over which Mr. Nelson serves as a co-trustee and of which his wife is a beneficiary.

11.
Includes 84,282 shares that Mr. St. Romain has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009.

12.
Based upon such holder’s Schedule 13G/A filed with the SEC on January 21, 2009.  As investment advisor, Baillie Gifford & Co., (Baillie) has sole voting power over 4,939,587 of the shares and sole dispositive power with respect to all shares.  The shares reported herein are held by Baillie and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.  The business address of Baillie is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

13.
Based upon such holder’s Schedule 13G filed with the SEC on February 5, 2009.  Barclays Global Investors, NA has sole voting power over 922,424 of the shares and sole dispositive power with respect to 1,088,494 shares; Barclays Global Fund Advisors, has sole voting power with respect to 1,441,309 of the shares and sole dispositive power with respect to 1,987,000 shares; and Barclays Global Investors, Ltd has sole voting power over 1,305 of the shares and sole dispositive power with respect to 31,982 shares.  The business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, California 94105 and the business address of Barclays Global Investors, Ltd is Murray House, 1 Royal Mint Court, London, EC3N 4HH.

14.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 9, 2009.  As investment advisor, Columbia Wanger Asset Management, L.P. (Columbia) has sole voting power over 3,654,000 shares and sole dispositive power with respect to all shares.  The shares reported herein include the shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by Columbia.  CAT holds 6.51% of our outstanding Common Stock.  The business address of Columbia is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

15.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 12, 2009.  These securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities.  Price Associates has sole voting power over 1,042,857 of the shares and sole dispositive power with respect to all shares.  For purposes of the reporting requirements of the Exchange Act, Price Associates is considered to be the beneficial owner of these securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  The business address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

16.
Based upon such holder’s Schedule 13G/A filed with the SEC on February 9, 2009.  All of the shares reported are owned by investment advisory clients of TimesSquare Capital Management, LLC (TimesSquare) and such clients have the right to receive dividends from and proceeds from the sale of such shares.  To TimesSquare’s knowledge, the interest of no one of the clients relates to more than 5% of the class.  In its role as investment adviser, TimesSquare has sole voting power over 2,925,417 shares and dispositive power with respect to all shares.  The business address of TimesSquare is Four Times Square, 25th Floor, New York, New York 10036.

17.
Based upon such holder’s Schedule 13G filed with the SEC on February 17, 2009.  Wellington Management Company, LLP (Wellington) has shared voting power over 2,916,415 and shared dispositive power with respect to all shares.  Wellington, in its capacity as investment adviser, may be deemed to beneficially own all shares, which are held of record by clients of Wellington.  The business address of Wellington is 75 State Street, Boston, Massachusetts 02109.

18.
Includes 1,600,079 shares that such persons have the right to receive upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before April 18, 2009.  Also includes 1,184,958 shares held in family trusts, 97,231 shares held in charitable foundations and 19,730 shares held by family members of such persons.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee (the Committee) is comprised solely of independent directors within the meaning of applicable Securities and Exchange Commission and NASDAQ Marketplace Rules.  The Committee’s responsibilities and duties are outlined in detail in our Compensation Committee charter, which is available on our website at www.poolcorp.com.  Pursuant to the charter, the Committee is responsible for oversight of our executive compensation and makes recommendations to the entire Board with respect to director compensation, incentive-compensation plans for senior management and equity-based plans for all employees.  The Committee has full and final authority in connection with the administration of our stock plans and in its sole discretion, may grant options and make awards of shares under such plans.

The Committee has three regularly scheduled meetings each year and meets at other times as necessary.  At its Winter meeting, typically held in February, the Committee’s agenda generally includes review and discussion of the following:

▪	compensation, benefits, performance and corporate goals and objectives of executive officers and senior managers;
▪	our Compensation Discussion and Analysis;
▪	the Committee’s Compensation Report;
▪	the Committee’s composition, independence and self-evaluation results;
▪	non-employee director compensation;
▪	our incentive compensation plans and equity-based plans;
▪	equity grants;
▪	new compensation related rules and pronouncements; and
▪	other items and organizational duties that may arise.

At its Summer meeting, typically held in August, the Committee’s agenda generally includes review and discussion of the following:

▪	organizational planning and development of senior management, including succession planning;
▪	equity grants, if any; and
▪	other items and organizational duties that may arise.

At its Fall meeting, typically held in October or November, the Committee’s agenda generally includes review and discussion of the following:

▪	the Committee’s Charter;
▪	equity grants, if any;
▪	an initial draft of our Compensation Discussion and Analysis;
▪	new compensation related rules and pronouncements;
▪	the Committee’s self-evaluation process; and
▪	other items and organizational duties that may arise.

The Committee has the authority to engage the services of outside advisers, experts and others to aid it.  Specifically, the Committee may periodically retain compensation consultants to review the overall structure and design of our compensation programs and their suitability in meeting our compensation objectives.  In addition, when changes to specific compensation programs are considered, the Committee may use an outside consultant to review the design and suitability of that specific program.

Historically, the Committee has engaged Lyons, Benenson & Company, Inc. (Lyons) to review and comment upon director and senior management compensation.  In 2007, the Committee retained Lyons to examine our director compensation program.  Lyons reported directly to the Committee Chairman and was advised by the Committee to compare our director compensation program against our peer group as well as the broader market for directors at companies similar in size.  The Committee then requested that Lyons provide advice on the competitiveness of our director compensation program and recommend any changes.  Based on Lyons’ recommendations, the Committee recommended to our Board that our director compensation program be revised and in May 2007, the program was revised.  See “Director Compensation” below.  Lyons further reviewed and provided advice on the composition of our 2008 peer group and our senior management compensation structure, which the Committee relied upon in setting our 2008 executive compensation.  Lyons’ analysis, which was presented to the Committee Chairman for the Committee’s consideration, included review of publicly available proxy data for the peer group as well as its proprietary survey data.

Additionally, with regard to executive compensation, the Committee relies upon data, analysis and recommendations from our CEO.  The CEO assists the Committee with developing the peer group analysis and provides recommendations with respect to potential senior management compensation.  The Committee reviews such recommendations, but ultimately uses its collective judgment to determine senior management compensation.  The CEO does not provide recommendations for his own compensation as the Committee independently determines and approves his compensation.  Although the CEO attends Committee meetings at which executive compensation matters are considered, he is not present when the Committee deliberates or votes on his compensation.

Compensation Philosophy

Our senior management compensation philosophy is that total compensation should be targeted to be “at market” overall, should vary with our performance in achieving financial and non-financial objectives, should be tied to individual and group performance and that any long-term incentive compensation should be closely aligned with shareholders’ interests. We believe that at-risk compensation should rise as an employee’s responsibility increases. Our strategic compensation design priorities emphasize our philosophy and are as follows:

▪	pay-for-performance;
▪	cost management;
▪	alignment with shareholders’ interests;
▪	internal equity among employees;
▪	employee retention; and
▪	continued focus on effective corporate governance.

The Committee determines “market” compensation through a process that includes a review of our executive compensation programs and practices and an analysis of all executive compensation elements. The Committee compares these compensation components individually and in the aggregate to the compensation of the top five most highly compensated executive officers of companies it uses as its senior management “peer group” (the peer group is sometimes referred to as the “market”) as published in their proxy statements.  The peer group consists of a cross-industry subset of National Association of Wholesale Distributors, all of which are publicly traded companies considered to be in a size range (based on revenue, market capitalization and EBITDA) that individually and in the aggregate are comparable to us.  The Committee reviews the total annual compensation opportunity that each executive could potentially receive and, for perspective, reviews previous years’ compensation value for executives and the relationship to other employees at the Company.

Our 2008 peer group consisted of the following:

▪ A.M. Castle & Co.	▪ Central Garden and Pet Company
▪ Applied Industrial Technologies, Inc.	▪ Interline Brands, Inc.
▪ Barnes Group Inc.	▪ MSC Industrial Direct Company Inc.
▪ Beacon Roofing Supply, Inc.	▪ PSS World Medical, Inc.
▪ Builders FirstSource, Inc.	▪ Watsco, Inc.
▪ Building Materials Holding Corporation

Based upon the Committee’s review of the market data, the Committee believes that individually and as a group, 2008 senior management compensation was below market levels, due primarily to low base salaries coupled with weak market conditions and performance metrics for our incentive plans, which were aggressive in light of those conditions.

In 2008, the Committee implemented a new Strategic Plan Incentive Program (SPIP), replacing the program which had previously been in place.  The objective of the SPIP is to add an intermediate term cash incentive opportunity, which would increase the total cash compensation opportunity to levels competitive with and potentially higher than our peer group.  The SPIP is designed to pay out initially at the beginning of 2010 based on compound annual increase in diluted EPS relative to the base year diluted EPS for 2007.  Subsequently, the SPIP will pay out after every three year performance period based on improvement over the base year three years prior.

Although the results of the initial SPIP performance periods cannot be evaluated until the Company’s final results for 2010 and 2011 are known, current market weakness and pervasive poor financial market conditions have continued into 2009 and do not provide a likely scenario for significant payouts under this program in at least the initial performance period.

Consequently, the negative impact of the current challenging market conditions and our aggressive performance metrics have resulted in our delivered cash compensation for executive officers being below market in 2008, as was the case in 2007 and prior years.  Based on the risk that this trend will continue in 2009 and the impact our declining stock price has had on the value of our stock option grants in recent years, the Committee reevaluated risks associated with attracting, retaining and motivating senior management.

While these risks are and should be of concern, the Committee believes that the fundamental philosophy of emphasizing pay for performance is the right one for Pool Corporation, and that our programs as currently designed and modified (Base Salary, Annual Bonus Plan, SPIP and Equity Grants) can provide competitive or superior total compensation for senior management compared to our peer group given a reasonable economic environment.

Objectives

Our compensation objective is to link compensation to continuous improvements in corporate performance and increases in shareholder value. This objective applies to all employees, with a more significant level of at-risk compensation as an employee’s responsibility increases. Our executive compensation program goals are as follows:

▪
set pay levels that are necessary to attract, retain and motivate highly qualified executives considering the overall market competitiveness for executive talent while balancing the relationship between total shareholder return and direct compensation;

▪	align executive pay with shareholders’ interests;

▪	recognize superior individual and group performance;

▪
balance short-term and long-term compensation to complement our annual and long-term business objectives and strategies and encourage the fulfillment of our objectives and strategies through executive performance; and

▪	encourage equity participation by executives.

Implications

To achieve our objectives, we use a variety of equity and non-equity and short-term and long-term compensation components.  In determining the proper mix among these components, we try to balance our short-term objectives with our long-term strategic growth objectives while enabling us to recruit and retain talent and create long-term value for both executives and shareholders.

Compensation Components

The Committee determines each compensation component’s weight, considering the peer group at a total delivered compensation, total cash compensation and the amount “at-risk” and “fixed”.

The primary components of annual pay to our executive officers are as follows:

▪	base salary;

▪	annual cash incentive (bonus);

▪	long-term equity incentive (stock options or restricted shares);

▪	long-term non-equity incentive (SPIP); and

▪	benefits.

As discussed in “Compensation Philosophy” above, we believe that employees at senior levels should have a larger proportion of total compensation delivered through pay-for-performance cash incentives and long-term equity compensation; as a result, their compensation will be more significantly correlated, both upward and downward, to our financial and stock price performance. Because of this correlation, the Committee believes its executives have more “compensation risk” than its peer group’s executives. Each compensation component is discussed in more detail below.  Also, see the narrative description preceding the Summary Compensation Table and the footnotes to the Summary Compensation Table for additional discussion of cash compensation.

Base Salary
(Summary Compensation Table, Column 3)

Salaries provide executives with a base level of income and help achieve the objectives outlined above by attracting and retaining strong talent.  We target total executive compensation and total cash compensation at the peer group’s median compensation.  However, our base salary is more conservative and thus, consistent with our overall philosophy of at-risk or pay-for-performance.  We compare executive base salary with other employees’ compensation for internal pay equity purposes.  In determining an executive’s base salary, the Committee reviews Company and individual performance information and peer group executive compensation information derived from compensation surveys.  Since we do not have a similar position, we adjusted our peer group’s median compensation to exclude chief operating officer positions.  We also adjusted our peer group’s median compensation to exclude bonus payments guaranteed under employment agreements.  Due to the global financial and credit crisis and the resulting unprecedented challenges it has presented to our industry, the Committee has frozen salaries at 2008 levels for executive officers until business conditions improve.

With the exception of Mr. Perez de la Mesa and Mr. Cook, our Named Executive Officers’ 2008 base salaries are within 10% of each other.  Mr. Perez de la Mesa, as our Chief Executive Officer, received additional base salary as compared to our other Named Executive Officers in recognition of his substantially greater responsibilities.  Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of any other Named Executive Officer.  Mr. Cook received greater base salary as compared to the other remaining Named Executive Officers due to his experience and tenure with the Company and the pool industry and the breadth of his responsibilities.

Annual Cash Incentive
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

We use an annual cash incentive (annual bonus) to focus corporate behavior on short-term goals for growth, financial performance and other specific financial and business improvement metrics. Based on the target bonus concept, we offer executives the opportunity to earn goal-oriented awards that are responsive to changing internal and external business conditions from year to year. Each year, objectives are set for the Company, our business units and individual executives against which actual performance is later measured. At the year’s first Committee meeting, which is generally held in February, the Committee approves annual bonus payments for the prior year’s performance and reviews and approves goals for each Named Executive Officer for the current year. Annual bonus payments, if any, are normally made in February after the end of the performance period in which the bonuses were earned.  In 2008, the annual bonus calculation for Mr. Perez de la Mesa and the other Named Executive Officers contained the following two objective performance criteria categories:

▪	specific Company financial measures; and
▪	certain business objectives.

The table below details various compensation opportunities available to each of our Named Executive Officers under various performance scenarios. The extent to which objectives are achieved determines the incentive earned.  In 2008, the potential annual bonus for our Named Executive Officers was limited to 120% of base salary.

Annual Cash Incentive (Expressed as a percentage of base salary)

	Diluted Earning per Share (1)						Operational Cash Flow (2)		Other Specific Business	Maximum
	$1.30	$1.38	$1.46	$1.53	$1.62	$1.70	$65M	$85M	Objectives(3)	Opportunity
Mr. Perez de la Mesa	15%	30%	45%	60%	70%	80%	0%	10%	30%	120%
Mr. Joslin	12.5	25	37.5	50	60	70	N/A	N/A	50	120
Mr. Cook	12.5	25	37.5	50	60	70	N/A	N/A	50	120
Mr. Nelson	12.5	25	37.5	50	60	70	N/A	N/A	50	120
Mr. St. Romain	10	20	30	40	50	60	N/A	N/A	60	120

1.	Based on our diluted earnings per share for the year ended December 31, 2008, with pro-forma adjustments deemed appropriate by the Committee.

2.	Based on our net cash provided by operating activities for the year ended December 31, 2008, with pro-forma adjustments deemed appropriate by the Committee.

3.
Each executive’s respective business objectives reflect operational improvements related to their specific responsibilities.   Certain subjective business objectives, such as organization planning and development, are also subject to the diluted earnings per share overlay set forth in the table above.

Mr. Perez de la Mesa’s business objectives relate to the following:
▪	return on total assets (10%);
▪	organization planning and development (10%); and
▪	strategic plan development (10%).

Mr. Joslin’s business objectives relate to the following:
▪	treasury and investor relations (5%);
▪	credit and collections (10%);
▪	financial, audit and tax management (5%);
▪	human resources (5%);
▪	mortgage brokerage performance (10%); and
▪	expense management (15%).

Mr. Cook’s business objectives relate to the following:
▪	gross margin, division profitability and budget objectives (35%);
▪	strategic sourcing and complementary products objectives (10%); and
▪	organization planning and development (5%).

Mr. Nelson’s business objectives relate to the following:
▪	gross margin and gross profit objectives (17.5%);
▪	inventory related objectives (15%);
▪	leasing and facilities management (2.5%);
▪	information technology (5%);
▪	central shipping location related objectives (5%); and
▪	strategic plan coordination (5%).

Mr. St. Romain’s business objectives relate to the following:
▪	group operating profit and return on assets (45%);
▪	gross margin objectives (10%); and
▪	organization planning and development (5%).

Each of the above executive officer’s respective business objectives reflect our focus on continued growth and improvement in execution over our past performance.  In each case, the objectives represent stretch goals that each executive may or may not be able to achieve.

In setting annual cash incentive measures, significant weight is given to our overall performance as measured by diluted earnings per share.  We believe that diluted earnings per share is the best annual bonus measure because it is the best short-term shareholder value indicator, it is performance-based and it is an effective annual measurement. We also set individual measures that give the greatest impact and correlation to overall performance based on the respective executive’s duties, as each executive’s role and responsibility toward achieving our performance and increased value differs.

The Committee may allow discretionary adjustments based on an individual executive’s exceptional performance in one or more categories; but total payouts cannot exceed the overall cap. In 2008, we did not attain the diluted earnings per share target.  However, the operational cash flow target and certain specific business objectives for each Named Executive Officer were achieved.  The Committee applied its discretion and awarded our executive officers approximately 5% to 15% of base salary above the calculated bonus levels for the 2008 annual bonus plan.  In exercising its discretion, the Committee took into account our relative performance in an extremely difficult market and each executive’s individual contribution to that performance.  The Committee believes this discretionary aspect enables a more comprehensive performance review without relying solely on a formula based approach.

Long-Term Non-Equity Incentive
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

In 2008, the Committee adopted the SPIP to provide senior management with an additional incentive to be earned upon the achievement of specified earnings objectives related to the strategic plan for our growth.  The SPIP is a cash-based, pay-for-performance incentive program that effectively links our long-term financial performance with the total cash compensation paid to senior management. The SPIP serves to complement our annual incentive program and the longer-term value creation incentive provided by stock option or restricted stock awards. Under the terms of the SPIP our Named Executive Officers are eligible to earn an incentive in an amount equal to up to 200% of their base salary based on our diluted earnings per share (“EPS”) growth over a multiple year period. The incentive, if earned, will first be paid in 2010 based on our two year EPS growth from 2007 to 2009.  For 2011 and thereafter, the incentive shall be based on our three year EPS growth.  Thus, for 2011, the incentive shall be based on our EPS growth from 2007 to 2010 and for 2012, the incentive shall be based on our EPS growth from 2008 to 2011.

In order for an incentive to be earned for the initial performance period which began January 1, 2008 and ends December 31, 2009, we must realize EPS growth at a compounded annual growth rate (“CAGR”) of at least 10% from 2007 to 2009.  A CAGR of EPS over 10% to 20% of the baseline of $1.37 will result in a pro rata increase in the incentive based on the following criteria: (1) 10% EPS growth rate will result in an incentive to a Named Executive Officer equal to 50% of his base salary; 15% EPS growth rate will result in an incentive to a Named Executive Officer equal to 100% of his base salary; and a 20% EPS growth rate will result in an incentive to a Named Executive Officer equal to 200% of his base salary.

The following tables present the incentive award, expressed as a percentage of a Named Executive Officer’s salary, to be earned in the initial performance period assuming baseline EPS of $1.37:

CAGR	Ending EPS	Salary %	CAGR	Ending EPS	Salary %
10%	1.66	50%	16%	1.84	120%
11%	1.69	60%	17%	1.88	140%
12%	1.72	70%	18%	1.91	160%
13%	1.75	80%	19%	1.94	180%
14%	1.78	90%	20%	1.97	200%
15%	1.81	100%

As discussed above, we target our total compensation “at market” as compared to our peer group.  While we have not established specific target percentages of total compensation that will consist of short-term and long-term compensation, we do take into consideration the individual components in relation to the total opportunity we seek to provide.  We balance short-term and long-term compensation so that superior performance will result in additional annual compensation through our Annual Cash Incentive and additional long-term compensation consisting of the increased value of our equity grants and up to an additional 200% of salary through our SPIP.  Our goal is for the portion of compensation that is at risk (both long-term and short-term) to constitute a substantial and meaningful portion of total compensation and for sustained long-term growth to result in the greatest compensation opportunities. As stated above, while the results of the initial SPIP performance periods cannot be evaluated until the Company’s final results for 2010 and 2011 are known, current market conditions suggest that it is unlikely that significant payouts will be realized under the SPIP in the initial performance period.

Long-Term Equity Incentive
(Summary Compensation Table, Columns 5-6)
(Grants of Plan-Based Awards, Columns 5-8)
(Outstanding Equity Awards at Fiscal Year-End)

Our approach to long-term incentives in 2008 consisted of equity-based incentives primarily in the form of stock options, which provide reward only upon improvement in our stock price.  Additionally, we closely align employee interests with the longer-term shareholders’ interests by encouraging equity participation in the Company.  All management-level employees are eligible to receive stock options.  Each respective employee’s responsibility and performance and relevant market data determined the individual option grant levels in 2008.  We believe that long-term equity incentives in the form of stock options align executive performance with shareholder interest because employees have a vested interest in our stock performance and the value only appreciates from stock price improvement after the grant date.  Equity compensation encourages our executives to have an owner’s perspective in managing our Company.  We encourage executive stock ownership and in March 2009, our Board adopted share ownership guidelines for our Named Executive Officers and Directors, which after five years of adoption or appointment, generally require that our Chief Executive Officer hold shares of common stock or stock equivalents of five times his base salary, our vice presidents hold shares of common stock or stock equivalents of two times base salary and our directors hold shares of common stock or stock equivalents of three times their respective cash retainer.

We have reviewed other long-term equity compensation forms.  Considering the impact from alignment with shareholder interests, accounting costs, perceived value and cash cost, we believe that long-term equity incentive based compensation, primarily in the form of stock options, is the best alternative.  We use the following vesting schedules to encourage employee equity holding and employment retention:

Length of Service to the Company	Option Vesting Schedule
Less than five years	100% vest five years after the grant date
More than five years	50% vest three years after the grant date 50% vest five years after the grant date

In 2007 and periodically in the past, we have granted shares of restricted stock.  In 2007 and 2004, we granted restricted shares in an amount up to one-third of the number of stock options granted to certain executives.  These shares were awarded to reward extraordinary, consistent, long-term Company growth.  Restricted shares convey all the rights of a shareholder, including the right to vote and receive dividends, but the executive may not sell or transfer the shares during the vesting period.  Employee restricted stock awards generally vest after 5 years of continued service to the Company, which we believe provides a strong, long-term performance and retention incentive for executives. In its future annual equity grants to senior management, the Committee is considering increased use of restricted stock.  The Committee believes that in the volatile economy that has been experienced in recent years and which may persist through 2009 and perhaps beyond, restricted stock can play an important retentive and motivational role that stock options alone cannot.

Currently, we grant stock options and determine their exercise price at the year’s first Committee meeting, which is normally held in February.  This annual basis aligns with the annual performance-review and compensation-adjustment cycle.  Stock options are granted at an exercise price equal to our stock’s closing price on the grant date.  The Committee may also award stock options to employees hired during the year. In February 2009, we deferred all equity grants until May 2009, pending stockholder approval of the 2007 LTIP Amendment.

As an employee’s responsibility increases, stock options become a greater percentage of his or her total compensation, equating to more at-risk compensation to higher-level employees.  Equity grants are a key element to our total compensation packages.

Savings Plans
(Summary Compensation Table, Column 7)
(All Other Compensation Table, Column 4)
(Nonqualified Deferred Compensation)

Our 401(k) Plan permits eligible employees to defer up to the Internal Revenue Code limit.  For 2008, the limit was $15,500 or $20,500 for participants who attained the age of 50 during the plan year.  We contribute a 100% match on the first 3% of compensation deferred, a 50% match on deferrals between 3% and 5% and no match on deferrals over 5%.

The PoolCorp Deferred Compensation Plan, which allows certain employees who occupy key management positions (including all of the Named Executive Officers) to defer eligible cash compensation, allows participants to receive matching contributions on the same percentage of eligible compensation as offered under the 401(k) Plan.  Our total Company matching contributions given to a participant under the 401(k) Plan and the PoolCorp Deferred Compensation Plan during any one year may not exceed 4% of a participant’s eligible cash compensation.

Perquisites
(Summary Compensation Table, Column 7)
(All Other Compensation Table)

Our philosophy is that perquisites should be limited. In line with our philosophy, our executives are offered few benefits that are not otherwise available to all of our employees.  We provide certain employees, including the Named Executive Officers, with their choice of either a Company vehicle (including maintenance, insurance and fuel) or an auto allowance. We allow these employees to use their vehicles for personal and business reasons.  At the end of a lease term, officers may choose to purchase their Company vehicle at book value.  Additionally, we waive medical and dental monthly premiums for officers, including each of the Named Executive Officers.

Post-Employment Matters

Under Mr. Perez de la Mesa’s employment agreement, if the Company terminates his employment other than for cause, he will receive his base salary for a period of six months.  The agreement also provides that Mr. Perez de la Mesa may not compete with the Company for two years following the termination of his employment.  The other Named Executive Officers have also signed employment agreements, which entitle them to receive their respective base salary for a period of three months if terminated for reasons other than cause, and which prevent them from competing with the Company for one year following such termination.  The Committee believes these provisions are necessary to recruit highly talented executives and are conservative considering current market conditions and competing businesses.  Further, the Committee believes that these payment levels are below the general practice among comparable companies.

We do not provide any defined benefit pension arrangements nor do we provide any other compensation arrangements to our Named Executive Officers other than those discussed above or otherwise available to all Company employees.

Certain Tax Considerations

Under Section 162(m) of the Internal Revenue Code (Section 162(m)), public companies may generally not take a tax deduction for compensation in excess of $1 million paid to a company’s chief executive officer or any of the four other most highly compensated officers.  Our policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting our ability to attract and retain qualified executives.  We have not adopted a policy that all compensation must be deductible.

If compensation qualifies as “performance-based” under Section 162(m), it does not count against the $1 million deduction limit.  Management believes the stock option awards under our 1998 Stock Option Plan (the 1998 Plan), 2002 LTIP and 2007 LTIP presently meet the performance-based compensation requirements under Section 162(m).  We expect that 2008 compensation paid to executive officers will be fully deductible.

Summary

After review of all existing programs, consideration of current market and competitive conditions, and alignment with our overall compensation objectives and philosophy, we believe that the total compensation program for our executives is appropriately focused on increasing value for shareholders and enhancing corporate performance. We believe that a significant part of executive pay is properly tied to stock appreciation or shareholder value through stock options, restricted stock grants and incentive performance measures. We further believe that our executive compensation levels, while currently below market, have the potential to be competitive with the compensation programs offered by other corporations with which we compete for executive talent.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation of our Named Executive Officers in 2008.  Based on the totals of the amounts included in the Summary Compensation Table for 2008, base salary accounted for approximately 33% of the total compensation for the Named Executive Officers while our cash bonus (non-equity incentive plan compensation) accounted for approximately 9% of the total compensation for the Named Executive Officers.  The cash bonus compensation accounted for a small percentage of total compensation because there was no payout under the 2006 SPIP and the Company’s diluted earnings per share threshold under the annual bonus program was not achieved.  As discussed in our “Compensation Philosophy” above, our Named Executive Officers have a larger proportion of their total compensation opportunity delivered through pay-for-performance cash incentives and long-term equity.  For example, our Chief Executive Officer, Mr. Perez de la Mesa, had the largest proportion of total compensation delivered through long-term equity compensation.

Changes in our Named Executive Officers’ base salaries from year to year reflect general changes in market pay for executive talent as described under “Base Salary” above, changes in responsibility for individual Named Executive Officers from time to time and, to a lesser extent, the individual’s job performance over time.  Additionally, as base pay levels for all Named Executive Officers have been deemed to be substantially below market historically based on market pay studies, some of the increases in base pay are to adjust towards market over time.  We do not generally provide our Named Executive Officers with automatic annual salary increases or other cost of living adjustments.  Each of the salary increases received in 2008 by our Named Executive Officers were between 4% to 10% and in each case, were due to the individual’s performance in 2007 and additional responsibilities assumed in 2008.  In addition in 2008, a small portion of the annual salary of each of our Named Executive Officers was increased to correct below market compensation levels due in large part to our cumulative growth over many years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(5) ($)	Total ($)
Manuel J. Perez de la Mesa	2008	410,000	85,000	-	932,751	41,941	1,469,692
President and Chief	2007	390,000	117,000	-	759,478	61,040	1,327,518
Executive Officer	2006	367,500	238,875	-	751,975	48,305	1,406,655
Mark W. Joslin	2008	235,000	58,750	37,850	251,210	33,918	616,728
Chief Financial Officer	2007	225,000	67,500	37,320	186,934	36,451	553,205
and Vice President	2006	210,000	128,100	41,464	152,717	35,719	568,000
A. David Cook	2008	260,000	104,000	107,923 (4)	305,899(4)	44,224	822,046
Group Vice President	2007	240,000	72,000	81,161(4)	205,447(4)	31,628	630,236
	2006	210,000	131,250	32,501	198,097(4)	36,113	607,961
Stephen C. Nelson	2008	215,000	75,250	69,471(4)	313,871 (4)	30,939	704,531
Vice President	2007	200,000	60,000	98,467(4)	209,523(4)	29,501	597,491
	2006	180,000	111,600	13,000	133,589(4)	27,846	466,035
Kenneth G. St. Romain	2008	220,000	55,000	31,925	128,331	36,524	471,780
Group Vice President	2007	200,000	80,000	25,210	80,733	33,937	419,880
	2006	160,000	116,960	13,000	76,317	31,117	397,394

1.
Consists of amounts earned under our annual bonus program.  There were no payouts under the 2006 SPIP, our previous long-term non-equity incentive plan, for the 2006, 2007 and 2008 performance periods.  For 2008, there was no payout under our annual bonus program for achievement of the specific diluted earnings per share measure as the Company did not achieve the threshold performance levels. However, with respect to Mr. Perez de la Mesa, the Company did achieve the operational cash flow measure.  The total payouts under the annual bonus program averaged approximately 28% of each Named Executive Officer’s base salary and consisted of a calculated award of approximately 10% to 35% of base salary for the achievement of specific individual business objectives and a discretionary award of approximately 5% to 15% of base salary above the calculated bonus levels.  In exercising its discretion, the Committee took into account our relative performance in an extremely difficult market and each executive’s individual contribution to that performance.

2.
Amounts shown do not reflect compensation actually received by the officers.  Instead, these amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards (SFAS) 123(R), Share-Based Payments,  for the fiscal years ended December 31, 2008, 2007 and 2006, respectively, except that the impact of estimated forfeitures related to service-based vesting conditions is excluded.  We calculated the share-based compensation expense for stock awards based on the fair value of the awards on the respective grant dates.

3.
Amounts shown do not reflect compensation actually received by the officers.  Instead, these amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) for the fiscal years ended December 31, 2008, 2007 and 2006, respectively.  These amounts include share-based compensation expense for awards granted in and prior to 2008.  Assumptions used in the calculation of the estimated fair value of option awards granted in 2006, 2007 and 2008 are included in footnote 7 to the Company’s audited financial statements included in Item 8 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

4.
Amounts shown reflect partial acceleration of share-based compensation expense for awards granted in 2006, 2007 and 2008.  Since these employees will become eligible for retirement (as defined by the retirement provisions within the stock option and restricted stock agreements for awards granted under our 2007 LTIP) prior to the vest date(s) of these awards, we recognize the share-based compensation expense ratably over the implied requisite service period in accordance with SFAS 123(R).  The implied requisite service period is the period between the grant date and the date the employee becomes eligible for retirement.

5.
For detail of the major components of this category, see the All Other Compensation Table below.  Mr. Perez de la Mesa’s 2007 total also includes $17,622 in other compensation related to his purchase of a vehicle previously owned by the Company.  Mr. Joslin’s 2006 total also includes $3,012 in other compensation related to a discount on pool products purchased from the Company.

ALL OTHER COMPENSATION TABLE

The following table describes the major components of the All Other Compensation column of the Summary Compensation Table.

Name	Year	Company Paid Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)	Vehicle Lease, Maintenance and Insurance Expense or Automobile Allowance for a Vehicle Used for Both Business and Personal Purposes ($)
Manuel J. Perez de la Mesa	2008	4,289	17,869	19,783
	2007	3,327	25,061	15,030
	2006	2,314	28,000	17,991
Mark W. Joslin	2008	4,126	12,098	17,694
	2007	3,218	14,124	19,109
	2006	2,314	12,240	18,153
A. David Cook	2008	4,334	9,200	30,690
	2007	3,357	9,000	19,271
	2006	1,843	13,985	20,285
Stephen C. Nelson	2008	3,528	10,854	16,557
	2007	2,716	12,385	14,400
	2006	1,508	11,938	14,400
Kenneth G. St. Romain	2008	3,950	11,320	21,254
	2007	1,958	11,309	20,670
	2006	-	9,516	21,601

The Grants of Plan-Based Awards Table below summarizes the non-equity incentive plan and equity incentive plan awards to our Named Executive Officers in 2008.  Based on the total grant date fair value of stock options awarded in 2008, the stock options awarded to our Chief Executive Officer, Mr. Perez de la Mesa, were an average of 3.1 times the total fair value of the stock options awarded to our other Named Executive Officers in recognition of his substantially greater responsibilities.  Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of our other Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target* ($)	Max ($)
Manuel J. Perez de la Mesa	2/26/2008 (1)	N/A	N/A	N/A	120,000 (5)	20.34	796,992
	2/26/2008 (2)	85,000	492,000	N/A	N/A	N/A	N/A
	2/26/2008 (3)	- (4)	820,000	N/A	N/A	N/A	N/A
	2/26/2008 (3)	- (4)	820,000	N/A	N/A	N/A	N/A
Mark W. Joslin	2/26/2008 (1)	N/A	N/A	N/A	40,000 (6)	20.34	289,588
	2/26/2008 (2)	58,750	282,000	N/A	N/A	N/A	N/A
	2/26/2008 (3)	- (4)	470,000	N/A	N/A	N/A	N/A
	2/26/2008 (3)	- (4)	470,000	N/A	N/A	N/A	N/A
A. David Cook	2/26/2008 (1)	N/A	N/A	N/A	48,000 (5)	20.34	318,797
	2/26/2008 (2)	104,000	312,000	N/A	N/A	N/A	N/A
	2/26/2008 (3)	- (4)	520,000	N/A	N/A	N/A	N/A
	2/26/2008 (3)	- (4)	520,000	N/A	N/A	N/A	N/A
Stephen C. Nelson	2/26/2008 (1)	N/A	N/A	N/A	30,000 (5)	20.34	199,248
	2/26/2008 (2)	75,250	258,000	N/A	N/A	N/A	N/A
	2/26/2008 (3)	- (4)	430,000	N/A	N/A	N/A	N/A
	2/26/2008 (3)	- (4)	430,000	N/A	N/A	N/A	N/A
Kenneth G. St. Romain	2/26/2008 (1)	N/A	N/A	N/A	40,000(5)	20.34	265,664
	2/26/2008 (2)	55,000	264,000	N/A	N/A	N/A	N/A
	2/26/2008 (3)	- (4)	440,000	N/A	N/A	N/A	N/A
	2/26/2008 (3)	- (4)	440,000	N/A	N/A	N/A	N/A

*	The amounts reflected in this column reflect actual payout amounts for 2008 performance.

1.	Granted under our 2007 LTIP.

2.
Annual Bonus Program. See Compensation, Discussion and Analysis, “Annual Cash Incentive”.  The target annual bonus payout amounts included in this table reflect the actual annual incentive payout amounts for 2008 performance, which are also disclosed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.  The maximum annual bonus payout amounts included in this table reflect 120% of the 2008 base salary amounts for each of the Named Executive Officers.

3.
Reflects grants under our SPIP for the 2010 performance period that commenced January 1, 2008 and will end December 31, 2009 and for the 2011 performance period that commenced January 1, 2008 and will end December 31, 2010.  The Company’s actual 2007 diluted earnings per share, which is subject to adjustments described in the SPIP, serves as the baseline for these performance periods.  The maximum SPIP payouts reflected for the 2010 and 2011 performance periods are based upon the 2008 base salaries.

4.
The target SPIP payout amounts of zero for the 2010 and 2011 performance periods are reported as a representative amount based on the actual payout amount for the last completed performance period (2008) under our 2006 SPIP.

5.	These options vest 50% after three years and 50% after five years, but they would fully vest upon a change in control.

6.	These options vest after five years, but they would fully vest upon a change in control.

The following table summarizes the outstanding equity awards for each Named Executive Officer as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)
Manuel J. Perez de la Mesa	02/16/2000	253,125	-	4.84	02/16/2010	N/A	N/A
	02/21/2001	253,125	-	9.83	02/21/2011	N/A	N/A
	02/13/2002	90,000	-	12.96	02/13/2012	N/A	N/A
	02/11/2003	90,000	-	11.98	02/11/2013	N/A	N/A
	02/09/2004	-	75,000(1)	21.67	02/09/2014	N/A	N/A
	02/14/2005	30,000	30,000 (2)	31.51	02/14/2015	N/A	N/A
	02/08/2006	-	60,000 (3)	38.79	02/08/2016	N/A	N/A
	05/08/2007	-	60,000(4)	37.85	05/08/2017	N/A	N/A
	02/26/2008	-	120,000(5)	20.34	02/26/2018	N/A	N/A
Mark W. Joslin	08/09/2004	-	22,500(6)	26.65	08/09/2014	N/A	N/A
	02/14/2005	-	22,500(2)	31.51	02/14/2015	N/A	N/A
	02/08/2006	-	20,000 (7)	38.79	02/08/2016	N/A	N/A
	05/08/2007	-	15,000(8)	37.85	05/08/2017	5,000(11)	89,850 (13)
	02/26/2008	-	40,000(9)	20.34	02/26/2018	N/A	N/A

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)
A. David Cook	02/21/2001	40,500	-	9.83	02/21/2011	N/A	N/A
	02/13/2002	33,750	-	12.96	02/13/2012	N/A	N/A
	02/11/2003	33,750	-	11.98	02/11/2013	N/A	N/A
	02/09/2004	7,500	7,500(1)	21.67	02/09/2014	7,500(12)	134,775 (13)
	02/14/2005	9,000	9,000(2)	31.51	02/14/2015	N/A	N/A
	02/08/2006	-	18,000(3)	38.79	02/08/2016	N/A	N/A
	05/08/2007	-	18,000(4)	37.85	05/08/2017	6,000 (11)	107,820 (13)
	02/26/2008	-	48,000(5)	20.34	02/26/2018	N/A	N/A
Stephen C. Nelson	02/16/2000	22,781	-	4.84	02/16/2010	N/A	N/A
	02/21/2001	16,200	-	9.83	02/21/2011	N/A	N/A
	02/21/2001	4,050	-	0.00(10)	02/21/2011	N/A	N/A
	02/13/2002	13,500	-	12.96	02/13/2012	N/A	N/A
	02/11/2003	13,500	-	11.98	02/11/2013	N/A	N/A
	02/09/2004	3,000	3,000(1)	21.67	02/09/2014	3,000(12)	53,910 (13)
	02/14/2005	4,500	4,500(2)	31.51	02/14/2015	N/A	N/A
	02/08/2006	-	12,000(3)	38.79	02/08/2016	N/A	N/A
	05/08/2007	-	11,250(4)	37.85	05/08/2017	3,750 (11)	67,388 (13)
	02/26/2008	-	30,000(5)	20.34	02/26/2018	N/A	N/A
Kenneth G. St. Romain	08/16/1999	12,656	-	0.00(10)	08/16/2009	N/A	N/A
	02/16/2000	15,188	-	4.84	02/16/2010	N/A	N/A
	02/21/2001	12,150	-	9.83	02/21/2011	N/A	N/A
	02/21/2001	3,038	-	0.00(10)	02/21/2011	N/A	N/A
	02/13/2002	13,500	-	12.96	02/13/2012	N/A	N/A
	02/11/2003	13,500	-	11.98	02/11/2013	N/A	N/A
	02/09/2004	3,000	3,000(1)	21.67	02/09/2014	3,000(12)	53,910 (13)
	02/14/2005	3,750	3,750(2)	31.51	02/14/2015	N/A	N/A
	02/08/2006	-	9,000(3)	38.79	02/08/2016	N/A	N/A
	05/08/2007	-	7,500(4)	37.85	05/08/2017	2,500(11)	44,925(13)
	02/26/2008	-	40,000(5)	20.34	02/26/2018	N/A	N/A

1.	These options vested 100% on February 9, 2009.

2.	These options will vest 100% on February 14, 2010.

3.	These options vested 50% on February 8, 2009 and will vest 50% on February 8, 2011.

4.	These options will vest 50% on May 8, 2010 and 50% on May 8, 2012.

5.	These options will vest 50% on February 26, 2011 and 50% on February 26, 2013.

6.	These options will vest 100% on August 9, 2009.

7.	These options will vest 100% on February 8, 2011.

8.	These options will vest 100% on May 8, 2012.

9.	These options will vest 100% on February 26, 2013.

10.	The original grant date exercise price was $0.01 for these penny option awards. The $0.00 exercise price reflects the impact of stock splits and rounding.

11.	These shares will vest 100% on May 8, 2012.

12.	These shares vested 100% on February 9, 2009.

13.	Market value at end of fiscal year.

The Option Exercises and Stock Vested Table below summarizes the number of shares acquired and the dollar amounts realized by Named Executive Officers in 2008 on the exercise of stock options and on the vesting of restricted stock.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)
Manuel J. Perez de la Mesa	253,125	3,880,406	N/A	N/A
Mark W. Joslin	N/A	N/A	N/A	N/A
A. David Cook	N/A	N/A	N/A	N/A
Stephen C. Nelson	N/A	N/A	N/A	N/A
Kenneth G. St. Romain	37,969	551,840	N/A	N/A

NONQUALIFIED DEFERRED COMPENSATION

Under our PoolCorp Deferred Compensation Plan, certain executives, including our Named Executive Officers, may elect to defer all or a portion of their base salary and annual non-equity incentive compensation.  Participants choose to invest their deferrals in one or more specified investment funds.  Participants may change their fund selection at any time, subject to certain limitations.  The table below shows the funds available and their annual rate of return for the calendar year ended December 31, 2008 as reported by T. Rowe Price.  Earnings are determined by the results of the individual investments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Artisan International Fund	-46.96%	TRP Retirement Income Fund	-18.39%
First American Mid Cap Value	-36.37%	TRP Retirement 2005 Fund	-22.24%
Keeley Small Cap Value Fund	-40.18%	TRP Retirement 2010 Fund	-26.71%
MSIF U.S. Real Estate Fund, P	-38.26%	TRP Retirement 2015 Fund	-30.22%
TRP Equity Income Fund	-35.75%	TRP Retirement 2020 Fund	-33.48%
TRP Growth Stock Fund	-42.26%	TRP Retirement 2025 Fund	-35.90%
TRP Mid-Cap Growth Fund	-39.69%	TRP Retirement 2030 Fund	-37.79%
TRP New Income Fund	1.41%	TRP Retirement 2035 Fund	-38.88%
TRP Prime Reserve Fund	2.55%	TRP Retirement 2040 Fund	-38.85%
TRP Equity Index 500	-37.06%	TRP Retirement 2045 Fund	-38.83%
TRP Small Cap Stock Fund	-33.35%	TRP Value Fund	-39.76%

Benefits under our PoolCorp Deferred Compensation Plan will be paid to our Named Executive Officers as each executive elects, but no earlier than one full year after the end of the plan year for which compensation is deferred or six months after termination of employment.  However, upon a showing of financial hardship and certain other requirements, a Named Executive Officer may be allowed to access funds in his deferred compensation account earlier than the beginning of the year following the executive’s retirement or termination.  In the event of a change in control, all vested accrued benefits will automatically be accelerated and payable in full.  The time and schedule of payments may also be accelerated if the participant becomes disabled, to fulfill a qualified domestic relations order, if the amount is less than $10,000 or to pay employment taxes.  Benefits can be received either as a lump sum payment or installments.

The following table summarizes the non-qualified deferred compensation earned by our Named Executive Officers in 2008.  All amounts relate to our PoolCorp Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY(1) ($)	Aggregate Losses in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Manuel J. Perez de la Mesa	17,420	8,669	(70,668)	-	122,710 (2)
Mark W. Joslin	11,748	2,898	(132,462)	-	203,097 (3)
A. David Cook	-	-	(18,998)	-	29,958 (4)
Stephen C. Nelson	32,241	1,654	(49,381)	-	110,124 (5)
Kenneth G. St. Romain	6,598	2,120	(10,165)	-	22,722 (6)

1.	These amounts are included in the Summary Compensation Table (All Other Compensation).

2.	Includes Company contributions of $16,061 for 2007 and $21,000 for 2006 disclosed in the Summary Compensation Table (All Other Compensation).

3.	Includes Company contributions of $5,124 for 2007 and $4,740 for 2006 disclosed in the Summary Compensation Table (All Other Compensation).

4.	Includes Company contributions of $0 in 2007 and $6,485 for 2006 disclosed in the Summary Compensation Table (All Other Compensation).

5.	Includes Company contributions of $3,385 for 2007 and $4,438 for 2006 disclosed in the Summary Compensation Table (All Other Compensation).

6.	Includes Company contributions of $2,309 in 2007 and $2,400 for 2006 disclosed in the Summary Compensation Table (All Other Compensation).

Termination of Employment and Change-in-Control Arrangements

Stock options granted to Named Executive Officers, subject to certain limitations,

▪	immediately vest and become fully exercisable upon a change of control, death or disability;

▪
remain exercisable and continue to vest in accordance with their original schedule upon retirement (which is defined as attainment of the age of 55 years or more and continuous service to us for a period of at least ten years);

▪	are immediately forfeited, whether or not then exercisable, upon termination for cause; and

▪	remain exercisable and, subject to our discretion, continue to vest in accordance with their original schedule upon termination without cause.

Shares of restricted stock granted to executive officers, subject to certain limitations,

▪	fully vest upon a change of control, death or disability;

▪	continue to vest in accordance with the original vesting schedule upon retirement; and

▪	are immediately forfeited upon termination, whether voluntary or involuntary, or subject to our discretion, continue to vest in accordance with the original vesting schedule.

Assuming a change of control occurred on December 31, 2008, the following table sets forth the value of all unvested stock options and shares of restricted stock held by the Named Executive Officers at December 31, 2008, that would immediately vest upon a change in control.

Name	No. of Shares Underlying Unvested Awards (#)		Unrealized Value of Unvested Awards ($)
	Option Awards	Stock Awards	Option Awards(1)	Stock Awards(2)	Total Unrealized Value of Unvested Awards
Manuel J. Perez de la Mesa	345,000	-	-	-	-
Mark W. Joslin	120,000	5,000	-	89,850	89,850
A. David Cook	100,500	13,500	-	242,595	242,595
Stephen C. Nelson	60,750	6,750	-	121,298	121,298
Kenneth G. St. Romain	63,250	5,500	-	98,835	98,835

1.
We calculated by multiplying the number of unvested in-the-money stock options by the closing price of our Common Stock as of December 31, 2008 and then deducting the aggregate exercise price for these options.  None of these option awards were in-the-money as of December 31, 2008.

2.	We calculated by multiplying the number of shares of unvested restricted stock by the closing price of our Common Stock as of December 31, 2008.

Upon termination other than for cause, Mr. Perez de la Mesa is entitled to receive his base salary for a period of six months after termination and the other executive officers are entitled to receive their respective base salaries for a period of three months.  The table below presents the amounts we would pay to each Named Executive Officer upon a termination without cause as of December 31, 2008.

Name	Maximum cash payout upon termination without cause ($)
Manuel J. Perez de la Mesa	205,000
Mark W. Joslin	58,750
A. David Cook	65,000
Stephen C. Nelson	53,750
Kenneth G. St. Romain	55,000

Executive officers are not entitled to any additional compensation, perquisites or other personal benefits upon a change in control, retirement or termination, except for future payments under our 401(k) Plan and Deferred Compensation Plan.

DIRECTOR COMPENSATION

The table below summarizes the compensation we paid to our non-employee directors and our Chairman during the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Andrew W. Code	42,500	42,575	78,389	-	-	163,464
James J. Gaffney	60,000	120,643	-	-	-	180,643
George T. Haymaker, Jr.	50,000	120,643	-	-	-	170,643
Harlan F. Seymour	67,500	42,575	78,389	-	-	188,464
Robert C. Sledd	52,500	-	124,770	-	-	177,270
John E. Stokely	87,500	42,575	78,389	-	-	208,464
Wilson B. Sexton(4)	90,000	-	110,654	-	5,570	206,224

1.
Amounts shown do not reflect compensation actually received by the directors.  Instead, these amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) for the fiscal year ended December 31, 2008.  The share-based compensation expense for stock awards was calculated based on the fair value of the awards as of the grant date.

2.
Amounts shown do not reflect compensation actually received by the directors.  Instead, these amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R) for the fiscal year ended December 31, 2008.  These amounts include share-based compensation expense for awards granted to Mr. Sledd in 2007 and awards granted to Mr. Sledd and other directors in 2008. Assumptions used in the calculation of the share-based compensation expense for the option awards granted in 2007 and 2008 included the following:

	2008	2007
Expected term (in years)	8.0	8.0
Volatility	32.8%	31.7%
Expected dividend yield	1.0%	1.0%
Risk free rate	3.95%	4.63%

3.	As of December 31, 2008, options outstanding and options exercisable for each director included the following:

Director	Options Outstanding	Options Exercisable
Mr. Code	28,285	14,167
Mr. Gaffney	38,875	38,875
Mr. Haymaker	29,750	29,750
Mr. Seymour	62,993	48,875
Mr. Sledd	147,779	133,661
Mr. Stokely	110,806	96,688
Mr. Sexton	122,679	102,750

4.
In 2008, our Chairman, Mr. Sexton, who is employed by us primarily in the area of investor relations, received $90,000 in cash compensation and an award of 19,929 stock options for both his service as Chairman and for his work in investor relations. He also realized $4,638,050 attributable to the exercise of stock options previously awarded to him on February 25, 1999, February 16, 2000 and February 21, 2001. Mr. Sexton participates in our 401(k) Plan, Deferred Compensation Plan and medical, dental and long-term disability programs on the same basis as our officers.

The many responsibilities and risks of serving as a director of a public company require that we provide adequate incentives in order to attract and retain qualified and productive directors.  Our directors play an important role in guiding our strategic direction and overseeing our management.  In 2007, the Board conducted a review of its non-employee director and Chairman compensation.  The Board retained the compensation consulting firm of Lyons, Benenson & Company, Inc. to assist with its review.  Upon conclusion of its review and analysis, the Board adopted the following cash compensation structure immediately following the annual shareholder meeting in May 2007:

▪	Lead independent director annual retainer - $60,000
▪	Non-employee director annual retainer - $35,000
▪	Audit Committee chairman - $20,000
▪	Audit Committee membership - $10,000
▪	Compensation Committee chairman - $15,000
▪	Compensation Committee membership - $7,500
▪	Nominating and Corporate Governance Committee chairman - $15,000
▪	Nominating and Corporate Governance Committee membership - $7,500
▪	Strategic Planning Committee chairman - $15,000

In February 2009, the Board amended this cash compensation structure to permit directors, at their option, to receive equity grants in lieu of future cash.  We reimburse our directors for reasonable out-of-pocket expenses they incur to attend Board and committee meetings.

In 2008, each non-employee director also had the option to receive either (i) 14,118 stock options with an exercise price equal to 100% of the fair market value of the Common Stock at the date of grant; or (ii) 5,674 shares of restricted stock based on a fair market value on the date of grant of $120,000. Except under certain limited circumstances, the options and restricted stock vest no earlier than one year after the grant date.  Each option granted is exercisable for up to ten years after the grant date.  Assuming an equity value of $120,000, total non-employee Board annual compensation is $1,080,000 or an average of $180,000 per non-employee director.

Neither the Compensation Committee Report nor the Audit Committee Report set forth below shall be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and neither shall be deemed filed under such acts.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF POOL CORPORATION

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Company’s Compensation Discussion and Analysis set forth above and based on that review and discussion has recommended to the Board of Directors that such Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

COMPENSATION COMMITTEE
George T. Haymaker, Jr., Chairman
Andrew W. Code
Robert C. Sledd

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles.  The Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm.  The Audit Committee also discussed other matters with the Company’s independent registered public accounting firm that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and management and has received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.  The Audit Committee has determined that all non-audit services rendered by the Company’s independent registered public accounting firm during the years ended December 31, 2008 and 2007 did not impair the firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.  The Committee has also approved the selection of the Company’s independent registered public accounting firm for the 2009 fiscal year.

AUDIT COMMITTEE
John E. Stokely, Chairman
James J. Gaffney
Harlan F. Seymour
Robert C. Sledd

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy for transactions with related persons is included within our written Audit Committee Charter.  Our Audit Committee Charter requires that the Audit Committee review and approve all related person transactions of the type that would be required to be disclosed in this proxy statement and as may otherwise be required by NASDAQ.

In January 2002, we entered into a lease agreement with S&C Development, LLC for additional warehouse space adjacent to our sales center facility in Mandeville, Louisiana. The sole member of S&C Development, LLC is A. David Cook, a Pool executive officer.  The original five year lease term commenced on February 4, 2002, and was set to expire on December 31, 2006. We renewed this lease for an additional seven year lease term.  We pay rent of $4,985 per month for the 8,600 square foot space.  The lease will expire on December 31, 2013.

In January 2001, we entered into a lease agreement with S&C Development, LLC for a sales center facility in Oklahoma City, Oklahoma. The ten year lease term commenced on November 10, 2001 and will expire on November 30, 2011.  As of December 31, 2007, we pay rent of $12,995 per month for the 25,000 square foot facility.

In March 1997, we entered into a lease agreement with Kenneth St. Romain, a Pool executive officer, for a sales center facility in Baton Rouge, Louisiana.  We extended this lease for a third term of five years, which commenced on March 1, 2007 and will expire February 28, 2012.  As of December 31, 2008, we pay rent of $10,758 per month for the 23,500 square foot facility.

In May 2001, we entered into a lease agreement with Kenneth St. Romain for a sales center facility in Jackson, Mississippi.  The original seven year lease term commenced on November 16, 2001 and was set to expire on November 30, 2008.  We extended this lease for five years and it now expires on November 30, 2013.  As of December 31, 2008, we pay rent of $9,360 per month for the 20,000 square foot facility.

We believe the leases discussed above reflect fair market rates and terms that are as favorable to us as could be obtained with unrelated third parties. The lease renewals described above were approved in advance by the Board and the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons owning more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of our Common Stock with the SEC.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of these reports furnished, management believes that the directors, executive officers and greater than 10% stockholders complied with these requirements in a timely manner during the fiscal year 2008.

PROPOSAL TO AMEND THE 2007 LTIP TO
INCREASE THE MAXIMUM TOTAL NUMBER OF SHARES AUTHORIZED FOR ISSUANCE,
THE MAXIMUM NUMBER OF SHARES AUTHORIZED FOR
ISSUANCE AS RESTRICTED STOCK, AND
THE MAXIMUM NUMBER OF SHARES THAT MAY BE GRANTED
TO ONE INDIVIDUAL DURING A CALENDAR YEAR.
(Proposal 2)

The Board of Directors has approved, subject to stockholder approval, an amendment to the Company’s 2007 LTIP to (i) increase the maximum total number of shares of Common Stock authorized for issuance from 1,515,000 to 5,415,000 shares, (ii) within that total maximum, increase the maximum number of shares authorized for issuance as restricted stock from 100,000 to 1,300,000 shares, and (iii) increase the maximum number of shares of Common Stock that may be granted to one individual during a calendar year from 200,000 to 400,000 (the “2007 LTIP Amendment”).  The Board of Directors recommends approval of the 2007 LTIP Amendment by the stockholders.  The 2007 LTIP is the only stockholder approved equity incentive plan of the Company under which equity compensation may be awarded to eligible participants.  The Company also provided an Employee Stock Purchase Plan through which employees can purchase Common Stock.  The text of the proposed 2007 LTIP Amendment is attached hereto as Appendix A and is incorporated by reference.

Stockholders are requested in this Proposal 2 to approve an amendment to the 2007 LTIP to increase in the maximum number of shares authorized for issuance, the maximum number of shares authorized for issuance as restricted stock and the maximum number of shares that may be granted to one individual during a calendar year.  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the 2007 LTIP Amendment.

The Board believes that the growth of the Company depends upon the efforts of its officers and key employees and that the 2007 LTIP provides an effective means of attracting and retaining qualified key personnel while enhancing their long-term focus on maximizing stockholder value. As of February 28, 2009, 67,749 shares had been issued under the 2007 LTIP, including 11,348 shares of restricted stock that vest in May 2009 and 36,075 shares of restricted stock that vest in May 2012, and options to purchase an aggregate of 1,103,226 shares have been granted at exercise prices ranging from $19.62 to $37.85 with a weighted average exercise price of $24.31 per share.  Excluding the increase of 3,900,000 shares for which stockholder approval is being sought pursuant to this Proposal 2, there are 344,025 shares (plus any shares that might in the future be returned to the 2007 LTIP as a result of cancellations or expiration) available for future grant under the 2007 LTIP.  Included in this amount are 32,251 shares that may be issued as restricted stock.  In calculating the number of shares which we propose adding to those authorized for issuance, we used total stock options outstanding under all option plans as of February 28, 2009 of 5,483,649 shares (with a weighted average exercise price of $19.62 per share and a weighted average remaining contractual term of 4.87 years) and total unvested restricted stock awards outstanding under all plans as of February 28, 2009 of 47,423 shares (with a weighted average remaining vest period of 2.38 years).

The Board believes that adoption of the 2007 LTIP Amendment is necessary to provide the Company with the continued ability to attract, retain and motivate key personnel in a manner that is tied to the interests of the stockholders.

The essential features of the 2007 LTIP are outlined below:

Administration of the 2007 LTIP. The Compensation Committee of the Board administers the 2007 LTIP and has authority to make awards under the 2007 LTIP, to set the terms of the awards, to interpret the 2007 LTIP, to establish any rules or regulations relating to the 2007 LTIP that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the 2007 LTIP. Subject to the limitations specified in the 2007 LTIP, the Compensation Committee may delegate its authority to appropriate personnel of the Company.

Eligibility. Our officers, directors, key employees, consultants and advisors are eligible to receive awards (“Incentives”) under the 2007 LTIP when designated as plan participants. We currently have eight directors, six executive officers and approximately 600 key employees eligible to receive Incentives under the 2007 LTIP. Over the past two years, we have granted awards to all of our officers and directors and substantially all of our key employees under the 2007 LTIP. The 2007 LTIP also permits consultants and advisers to receive Incentives. Incentives under the 2007 LTIP may be granted in any one or a combination of the following forms:

• non-qualified stock options; and

• restricted stock.

Presently, Incentives relating to no more than 200,000 shares of Common Stock may be granted to a single participant in one calendar year and a total of no more than 100,000 shares may be issued as restricted stock through the 2007 LTIP.  Approval of the 2007 LTIP Amendment would permit a total of no more than 400,000 shares to be granted to a single participant in one calendar year and an additional 1,200,000 shares to be issued as restricted stock.

Shares Issuable through the 2007 LTIP. If stockholders approve the 2007 LTIP Amendment, a total of 5,415,000 shares will be reserved for issuance under the 2007 LTIP, representing an increase of 3,900,000 shares.

For purposes of determining the maximum number of shares of Common Stock available for delivery under the 2007 LTIP, shares that are not delivered because an option is forfeited or canceled, shares of restricted stock that are forfeited or reacquired by us according to their terms, or shares that are not delivered because an Incentive is paid or settled in cash will not be deemed to have been delivered under the 2007 LTIP. If the exercise price of any stock option granted under the 2007 LTIP or any tax withholding obligation is satisfied by tendering shares of Common Stock, or in the event of a “net share exercise” as described below, all shares to which the option relates will be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the 2007 LTIP.

Proportionate adjustments will be made to all of the share limitations provided in the 2007 LTIP and to the number of shares then subject to the 2007 LTIP, including shares subject to outstanding Incentives, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, and the terms of any Incentive will be adjusted to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

Amendments to and Termination of the 2007 LTIP. The Board may amend or discontinue the 2007 LTIP at any time. However, the stockholders must approve any amendment that would:

• materially increase the benefits accruing to participants under the 2007 LTIP;

• increase the number of shares of Common Stock that may be issued under the 2007 LTIP;

• materially expand the classes of persons eligible to participate in the 2007 LTIP;

• expand the types of awards that may be granted; or

• authorize us to reprice outstanding options.

No amendment or discontinuance of the 2007 LTIP may materially impair any previously granted Incentive without the consent of the recipient.

Types of Incentives. Each of the types of Incentives that may be granted under the 2007 LTIP is described below:

Non-Qualified Stock Options. The 2007 LTIP permits the grant of non-qualified stock options to purchase shares of Common Stock. The Compensation Committee determines the number and exercise price of the options, provided that the option exercise price may not be less than the fair market value of a share of Common Stock on the date of grant. The term of an option will also be determined by the Compensation Committee, but may not exceed 10 years. The Compensation Committee may also approve the purchase by us of an unexercised stock option from the optionee by mutual agreement for the difference between the exercise price and the fair market value of the shares covered by the option.

Except for adjustments permitted in the 2007 LTIP to protect against dilution, without approval of the stockholders, the exercise price of an outstanding option may not be decreased after grant, nor may an option that has an exercise price that is greater than the then current fair market value of a share of Common Stock be surrendered to us as consideration for the grant of a new option with a lower price or other substitute award.

The option exercise price may be paid:

• in cash;

• in Common Stock, subject to certain limitations;

• in a combination of cash and Common Stock;

• through a "cashless" exercise arrangement;

•	through a “net share” exercise in which the participant instructs us to withhold from issuance upon exercise that number of shares equal in value to the aggregate exercise price; or

•	in any other manner authorized by the Compensation Committee.

Restricted Stock. Shares of Common Stock may be granted by the Compensation Committee to an eligible participant and made subject to restrictions on sale, pledge or other transfer by the participant for a certain period (the “Restricted Period”). Except for shares of restricted stock that vest based on the attainment of performance goals and except for shares of restricted stock granted to directors, the Restricted Period must be a minimum of three years with incremental vesting of portions of the award over the three-year period permitted. If vesting of the shares is subject to the attainment of specified performance goals, a minimum Restricted Period of one year with incremental vesting is allowed. All shares of restricted stock are subject to such restrictions as the Compensation Committee may provide in an incentive agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to us in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the incentive agreement and the 2007 LTIP, a participant receiving restricted stock will have all of the rights of a stockholder as to such shares, including the right to receive dividends.

Performance-Based Compensation under Section 162(m). Stock options granted in accordance with the terms of the 2007 LTIP qualify as performance-based compensation under Section 162(m) of the Code and as a result are not subject to the deduction limitations of Section 162(m). Grants of restricted stock that we intend to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals are to be based upon any or a combination of the following business criteria: earnings per share, return on assets, an economic value added measure, stockholder return, earnings, stock price, return on equity, return on total capital, reduction of expenses, or increase in revenues, increase in cash flow or customer growth of the Company, or one or more operating divisions or subsidiaries. For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals, or relative to levels attained in prior years.

The Compensation Committee has authority to use different targets from time to time under the performance goals provided in the 2007 LTIP. As a result, the regulations under Section 162(m) require that the material terms of the performance goals be reapproved by the stockholders every five years. To qualify as performance-based compensation, grants of restricted stock are required to satisfy the other applicable requirements of Section 162(m).

Termination of Employment. If an employee participant ceases to be our employee or to provide us with services for any reason, including death, the participant’s outstanding Incentives may be exercised or will expire at such time or times as may be determined by the Compensation Committee.

Change of Control. In the event of a change of control of the Company, as defined in the 2007 LTIP, all Incentives will become fully vested and exercisable, all restrictions or limitations on any Incentives will generally lapse and, unless otherwise provided in the incentive agreement, all performance criteria and other conditions relating to the payment of Incentives will generally be deemed to be achieved or waived. In addition to the foregoing, upon a change of control the Compensation Committee will have the authority to take a variety of actions regarding outstanding Incentives. Within certain time periods, the Compensation Committee may (i) require that all outstanding Incentives remain exercisable only for a limited time, after which time all such Incentives will terminate, (ii) require the surrender to us of some or all outstanding Incentives in exchange for a stock or cash payment for each Incentive equal in value to the change of control value of a share of Common Stock, calculated as described in the 2007 LTIP, over the exercise price, (iii) make any equitable adjustments to outstanding Incentives as the Compensation Committee deems necessary to reflect the corporate change or (iv) provide that an Incentive will become an option to purchase the number and class of securities or other property to which the participant would have been entitled in connection with the change of control if the participant had been a stockholder.

Transferability of Incentives. Under the 2007 LTIP, participants may not transfer, pledge, assign or otherwise encumber their Incentives except:

•	by will;

•	by the laws of descent and distribution;

•	pursuant to a domestic relations order; or

•
in the case of stock options only, to a charitable organization, to family members or to a partnership, limited liability company or trust of which the sole owners, members or beneficiaries are the participant or family members, if permitted by the Compensation Committee.

Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the 2007 LTIP, or collect as a condition of payment, any taxes required by law to be withheld. Any participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of Common Stock or have the Company withhold, from the shares the participant would otherwise receive, shares of Common Stock having a value equal to the minimum amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined.

Awards to be Granted.  Grants of awards under the 2007 LTIP Amendment will be made in the future discretion of the Compensation Committee, as necessary to attract and retain key personnel.  The Compensation Committee deferred its annual equity grants typically made in February until May 2009, pending stockholder approval of the 2007 LTIP Amendment.  No decisions have yet been made as to the grants that will be made.

Federal Income Tax Consequences

Under existing federal income tax provisions, a participant who is granted a stock option normally will not realize any income, nor will we normally receive any deduction for federal income tax purposes, in the year the option is granted.

When a non-qualified stock option granted pursuant to the 2007 LTIP is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the Common Stock acquired and the aggregate fair market value of the Common Stock acquired on the exercise date and, subject to the limitations of Section 162(m) of the Code, we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received.

When an award of restricted stock vests, the participant will realize ordinary income measured by the fair market value of the shares of Common Stock on the vesting date.  A participant may elect, however, to include in his or her income in the year of grant the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of grant by filing a Section 83(b) election with the IRS within 30 days of the grant of the restricted stock.  Withholding taxes must be paid at the time a Section 83(b) election is made.  If a Section 83(b) election is made, but the restricted stock is forfeited or the restricted stock declines in value, the participant will not be able to recover any tax paid with respect to the grant of the forfeited or depreciated stock.  Unless a Section 83(b) election is filed, upon the vesting of any shares of restricted stock, the participant must deliver to us the amount of taxes required by law to be withheld.  Subject to Section 162(m) of the Code, we will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the participant.  Any dividends paid to the participant on the restricted stock will be taxable compensation income to the participant and deductible by us.

If, upon a change in control of the Company, the exercisability or vesting of an Incentive is accelerated, the value of the acceleration, if any, may be characterized as “parachute payment” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee that were contingent upon a change in control exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An “excess parachute payment”, with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change in control are characterized as parachute payments, such employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

This summary of federal income tax consequences of non-qualified stock options and restricted stock does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code. There also may be state and local income tax consequences applicable to transactions involving options and restricted stock.

EQUITY COMPENSATION PLAN INFORMATION

For a complete description of the Company’s equity compensation plans, see Note 7 to the Company’s 2008 Annual Report on Form 10-K, which is incorporated herein by reference.

The following table provides information about shares of Common Stock that may be issued upon the exercise of options under all of the Company’s existing equity compensation plans as of December 31, 2008.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders
2007 Long-Term Incentive Plan (2007 LTIP)	1,110,476	24.31	336,775 (1)
2002 Long-Term Incentive Plan (2002 LTIP)	2,243,888	25.90	-
1998 Stock Option Plan	1,847,706	8.77	-
1995 Stock Option Plan	-	-	-
Employee Stock Purchase Plan	-	-	390,275
Non-Employee Directors Equity Incentive Plan	353,516	20.22	-
Equity compensation plans not approved by stockholders	-	-	-
TOTAL	5,555,586	19.51	727,050

    1.           Includes 32,251 shares that may be issued as restricted stock

As of December 31, 2008, the weighted-average remaining contractual term of outstanding stock options is approximately 5.07 years. Of the outstanding options, 3,174,998 are vested and exercisable and these shares have a weighted-average exercise price of approximately $12.73 per share.  The 2,380,588 unvested options have a weighted-average exercise price of approximately $28.57 per share.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the amendment to the 2007 LTIP to increase (i) the maximum total number of shares of Common Stock authorized for issuance from 1,515,000 to 5,415,000, (ii) within that total maximum, the maximum number of shares of Common Stock authorized for issuance as restricted stock from 100,000 to 1,300,000 and (iii) the maximum number of shares of Common Stock that may be granted to one individual during a calendar year from 200,000 to 400,000 shares.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)

The Audit Committee has approved the retention of Ernst & Young LLP (E&Y) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and recommends the ratification of such retention by the stockholders.  The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for ratification of the retention of E&Y as the Company’s independent registered public accounting firm. If the stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider the selection.

Representatives of E&Y are expected to be present at the Annual Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.  The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by E&Y.

	2008	2007
Audit Fees(1)	$887,354	$803,607
Audit Related Fees(2)	20,000	38,500
Tax Fees(3)	-	32,680
Total	$907,354	$874,787

1.
Audit Fees consisted of the audit of the financial statements included in our Annual Report on Form 10-K, the audit of our internal control over financial reporting and review of the financial statements included in our Quarterly Reports on Form 10-Q.  The 2007 Audit Fees have been revised to include $11,607 of audit services that were invoiced and paid subsequent to the date of our 2008 Definitive Proxy Statement.

2.	Audit Related Fees included fees for employee benefit plan audits.

3.	Tax Fees consisted of assistance with tax compliance and the review of tax returns, tax consultation and planning services, and assistance in connection with tax audits.

The Audit Committee preapproves all audit and permissible non-audit services before such services begin.  Mr. Stokely, Audit Committee Chairman, has the delegated authority to preapprove such services and these preapproval decisions are presented to the full Audit Committee at the next scheduled meeting.  During fiscal years 2008 and 2007, the Audit Committee and/or the Audit Committee Chairman preapproved 100% of the services performed by E&Y.  A copy of our Procedure for Preapproval of Services by our Independent Audit Firm is posted on our website at www.poolcorp.com.

The Audit Committee has determined that all non-audit services rendered by E&Y during the years ended December 31, 2008 and 2007 did not impair the firm’s independence.

The Board of Directors unanimously recommends that our stockholders vote FOR the ratification of the retention of E&Y as our independent registered public accounting firm for fiscal year 2009.

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS

In order to be considered for inclusion in the proxy materials related to our 2010 annual meeting of stockholders, we must receive stockholder proposals no later than November 27, 2009.  If such proposal is timely received and in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

Our Bylaws, as amended, also require that any stockholder who desires to nominate a director or present a proposal before the 2010 annual meeting must notify the Secretary of the Company no earlier than June 30, 2009 and no later than November 27, 2009.

                   By Order of the Board of Directors,

                    Jennifer M. Neil
                    Corporate Secretary

Covington, Louisiana
March 27, 2009

APPENDIX A

PROPOSED AMENDMENTS TO 2007 LONG-TERM INCENTIVE PLAN

The Board of Directors of Pool Corporation (the “Company”), at a meeting on February 24, 2009, did duly adopt resolutions setting forth a proposed amendment to the 2007 LTIP, declaring said amendment to be advisable and directing that the proposed amendment be submitted to a vote of the Company’s stockholders.  The proposed amendment would increase (i) the maximum total number of shares of Common Stock authorized for issuance from 1,515,000 to 5,415,000, (ii) within that total maximum, the maximum number of shares authorized for issuance as restricted stock from 100,000 to 1,300,000, and (iii) the maximum number of shares of Common Stock that may be granted to one individual during a calendar year from 200,000 to 400,000 shares.

If the proposed amendment is approved by the Company’s stockholders, the first sentence of Section 5.1 of the 2007 LTIP would be amended and restated to read as follows: “Subject to adjustment as provided in Sections 5.2 and 9.5, the maximum number of shares of Common Stock that may be delivered to participants and their permitted transferees under the Plan shall be 5,415,000.”

Further, part A of Section 5.3 of the 2007 LTIP would be amended and restated to read as follows: “The maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan to any one individual during any one calendar-year period shall be 400,000.”

Part B of Section 5.3 of the 2007 LTIP would be amended and restated to read as follows: “The maximum number of shares of Common Stock that may be issued as restricted stock shall be 1,300,000 shares.”

109 NORTHPARK BLVD.
COVINGTON, LA  70433

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

POOL CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND FOR PROPOSALS 2 AND 3.
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors

	Nominees:		☐	☐	☐
	01) Wilson B. Sexton	05) Manuel J. Perez de la Mesa
	02) Andrew W. Code	06) Harlan F. Seymour
	03) James J.Gaffney	07) Robert C. Sledd
	04) George T. Haymaker, Jr.	08) John E. Stokely

						For	Against	Abstain
2.	Approval of an amendment to the Company’s 2007 Long-Term Incentive Plan to increase (i) the maximum total number of shares of the Company’s Common Stock authorized for issuance from 1,515,000 to 5,415,000 shares; (ii) within that total maximum, the maximum number of shares that may be issued as restricted stock from 100,000 to 1,300,000; and (iii) the maximum number of shares of Common Stock that may be granted to one individual during a calendar year from 200,000 to 400,000 shares.					☐	☐	☐

3.	Ratification of the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.					☐	☐	☐

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

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Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

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[REVERSE SIDE]

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 5, 2009:
The Proxy Statement and Annual Report for the fiscal year ended December 31, 2008 are available at www.poolcorp.com/investors.

POOL CORPORATION
109 NORTHPARK BOULEVARD
COVINGTON, LOUISIANA 70433

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
POOL CORPORATION

The undersigned hereby appoints Jennifer M. Neil and A. David Cook, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Pool Corporation (the “Company”) held of record by the undersigned on March 13, 2009, at the annual meeting of stockholders to be held at the Omni Royal Orleans Hotel, 621 St. Louis Street, New Orleans, Louisiana 70140, on May 5, 2009, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3.  THE PROXY HOLDERS NAMED ABOVE WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(Please See Reverse Side)